Exhibit 5.1

March 23, 2006

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, California 92660

Re:	The TriZetto Group, Inc. Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Amendment No. 1 to Registration Statement on Form S-3 to be filed by The TriZetto Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (as may be amended or supplemented, the “Amendment No. 1 to Registration Statement”), in connection with the registration under the Securities Act of 1933 of 3,112,000 shares of Common Stock of the Company, $.001 par value (the “Securities”) beneficially owned by VA Partners, L.L.C. The Securities may be sold from time to time for the account of the selling stockholders set forth in the Amendment No. 1 to Registration Statement.

We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to taken by you in connection with the authorization, issuance and sale of the Securities.

Based on the foregoing, and assuming that the full consideration for the Securities has been received by the Company, it is our opinion that the Securities, when issued and sold in the manner described in the Amendment No. 1 to Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Amendment No. 1 to Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Amendment No. 1 to Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/S/    STRADLING YOCCA CARLSON & RAUTH